Exhibit 99.1

Eco3d – an Ecoark Holdings, Inc. subsidiary,
to present to the Engineering News Record

Rogers, AR (April 13, 2016) - Ecoark Holdings, Inc. (OTCQB: MGLTD) announced today that Eco3d President, Ken Smerz, will be giving a presentation at the Engineering News Record about the business effects of 3d scanning and modeling. Eco3d, an innovative technology company, captures existing building conditions and creates highly accurate 2d and 3d digital documentation.

Ecoark Holdings, Inc. Chief Executive Officer Randy May said “This is a great opportunity for Eco3d to showcase their business to the engineering community. Eco3d is the largest digital as-built service provider in North America, serving clients in markets spanning from retail to specialty forensics.”

Mr. Ken Smerz added “we are delighted to show Eco3d capabilities to the engineering community which includes 2d as-builts, 3d modeling, topography reports, building information modeling and other training, consulting and modeling services.”

The presentation will be held on April 14, 2016 at 2:00 PM EDT. To view this presentation please use the following link.

https://vts.inxpo.com/scripts/Server.nxp?LASCmd=AI:4;F:QS!10100&ShowKey=30972&AffiliateData=website&Referrer=http%3A%2F%2Fwww.enr.com%2Fevents%2F112-risk-mitigation-at-the-speed-of-light

About Ecoark Holdings, Inc.

Based in Rogers AR, founded in 2011 Ecoark, Inc. is a growth-oriented company based in the retail and logistics hub of Northwest Arkansas. Ecoark portfolio of technology solutions that increase operational visibility and improve organizational transparency for a wide range of corporate clients.

Ecoark’s technologies fight waste in Operations, Logistics, and Supply Chains across the evolving global economy. Ecoark’s portfolio of companies and technologies work to integrate people, processes, and data in order to overcome ingrained operational hurdles and create new revenue streams.

Ecoark’s vision is to expose the cycles of waste that reduce efficiency and cost effectiveness across the business landscape. Ecoark’s strategically acquired subsidiaries have anticipated and responded to key economic factors impacting every business today.

Ecoark addresses these vital economic factors through three active subsidiaries, Intelleflex, Eco3d, and Pioneer Products.

For more information, please visit www.ecoark.com

Forward Looking Statement:

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For information contact:

Ecoark Holdings, Inc.

Brad Hoagland, CFA
(479) 259-2981
Bhoagland@ecoarkusa.com